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                                                                     EXHIBIT 4.1


             FIRST AMENDMENT TO PREFERRED SHARE PURCHASE RIGHTS PLAN

     THIS AGREEMENT ("Agreement"), dated as of the 8th day of December, 2002, by and between AmeriPath, Inc., a Delaware corporation (the "Company"), and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent"), constitutes the First Amendment to the Preferred Share Purchase Rights Plan, Rights Agreement, dated April 8, 1999 by and between the Company and the Rights Agent (the "Rights Agreement").

                              W I T N E S S E T H:
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     WHEREAS, the parties hereto desire to amend the Rights Agreement in certain respects on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

     1.   The Rights Agreement is hereby amended by:

     (a) Adding the following sentence at the end of the definition of "Acquiring Person" in Section 1 of the Rights Agreement:

     "Notwithstanding any of the terms of the foregoing definition, no Person shall become an "Acquiring Person" solely as the result of the execution and delivery of, or the consummation of the transactions contemplated by, the Agreement and Plan of Merger dated as of December 8, 2002, by and among the Company, Amy Holding, Inc. ("Parent"), and Amy Acquisition Corp. ("Sub") (the "Merger Agreement"), and any agreements, documents or instruments executed or entered into by Company and Parent or Acquisition in connection with the Merger Agreement (collectively with the Merger Agreement, the "Transaction Documents")."

     (b) Adding the following sentence at the end of the definition of "Stock Acquisition Date" in Section 1 of the Rights Agreement:

     "Notwithstanding any of the terms of the foregoing definition, no "Stock Acquisition Date" will occur solely as the result of the execution and delivery of, or the consummation of the transactions contemplated by, the Transaction Documents, or any public announcement of any of the foregoing."

     (c) Adding the following sentence at the end of the definition of "Distribution Date" in the sixth parenthetical of Section 3(a) of the Rights
Agreement:

     "Notwithstanding any of the terms of the foregoing definition, no "Distribution Date" will occur solely as the result of the execution and delivery of, or the consummation of the transactions contemplated by, the Transaction Documents."

     (d) Adding the following sentence at the end of Section 7(a) of the Rights
Agreement:

     "Notwithstanding anything in this Rights Agreement to the contrary, the Rights shall expire immediately prior to the occurrence of the Effective Time (as defined in the Merger Agreement), but only if the Effective Time shall occur."

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     (e) Adding the following Section 36 to the Rights Agreement:

     "Section 36. TERMINATION. Immediately prior to the occurrence of the Effective Time, but only if the Effective Time shall occur, (a) the Rights Agreement shall be terminated and be without any further force or effect,
     (b) none of the parties to the Rights Agreement will have any rights, obligations or liabilities thereunder, provided however, Section 18 of the Rights Agreement shall survive termination of the Rights Agreement, and (c) the holders of the Rights shall not be entitled to any benefits, rights or other interests under the Rights Agreement, including, without limitation, the right to purchase or otherwise acquire Preferred Shares or any other securities of the Company."

     2. The Company expressly acknowledges that the purpose and intent of this Agreement is that the Rights Agreement and the Rights shall not apply to the transactions contemplated by the Transaction Documents.

     3. All terms defined in the Rights Agreement which are used herein shall have the meanings defined in the Rights Agreement, unless specifically defined otherwise herein.

     4. The term "Rights Agreement" or "Rights Plan" as used in the Rights Agreement shall mean the Rights Agreement, as amended by this Agreement, or as it may from time to time be amended in the future by one or more other written amendment or modification agreements entered into pursuant to the applicable provisions of the Rights Agreement.

     5. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     6. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

     7. Except as expressly herein amended, the terms and conditions of the Rights Agreement shall remain in full force and effect.

     8. This Agreement is not intended to be, nor shall it be construed to be, a novation.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.



                                      AMERIPATH, INC.


                                      By:       /s/ James C. New
                                          -------------------------------------
                                          James C. New
                                          Chief Executive Officer



                                      AMERICAN STOCK TRANSFER & TRUST
                                      COMPANY


                                      By:       /s/  Herbert J. Lemmer
                                          -------------------------------------
                                          Herbert J. Lemmer
                                          Vice President

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